Exhibit 99.1

NEWS FOR RELEASE: 2/16/2006, 4pm EST                    CONTACT:  Lee Brown
                                                        (719) 481-7213
                                                        lee.brown@ramtron.com

                         RAMTRON REPORTS FOURTH-QUARTER
                     AND FULL-YEAR 2005 FINANCIAL RESULTS

               Core FRAM products achieve record quarterly sales

COLORADO SPRINGS, CO - February 16, 2006 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq: RMTR), a leading developer and supplier of nonvolatile ferroelectric random access memory (FRAM) and integrated semiconductor products, today reported its financial results for the fourth quarter and full year ended December 31, 2005. Fourth-quarter income from continuing operation was $26,000, or $0.00 per diluted share, compared with income from continuing operation of $232,000, or $0.01 per diluted share, for the same quarter of the prior year. Revenue for the fourth quarter totaled $8.9 million, compared with $9.4 million for the same quarter of 2004.

As reported under U.S. generally accepted accounting principles (GAAP), full-year net loss from continuing operation was $2.5 million, or a loss of $0.11 per diluted share, compared with income from continuing operation of $3.5 million, or $0.14 per diluted share, for the prior year. Full-year 2005 results included charges of $1.6 million related to the retirement of the company's fixed-rate convertible debentures, $1.1 million related to the acquisition of Goal Semiconductor, and a first-quarter inventory write-off of $872,000.

Excluding the effects of these charges of $3.6 million, 2005 non-GAAP full-year adjusted net income before interest, taxes, depreciation and amortization (adjusted EBITDA) was $3.3 million or $0.14 per share, based on
23.1 million weighted average shares outstanding (basic). (See the section of this release entitled "Non-GAAP Financial Measures" and the attached table for discussion of this adjusted EBITDA measure, and reconciliations of this measure to the comparable GAAP measure.)

"We believe that 2005 adjusted EBITDA of $3.3 million better reflects the operating results of the company," said Eric Balzer, Ramtron CFO. "Many of these unusual charges were a result of strategic decisions that were made to streamline the company and position it for growth."

For the full year ended December 31, 2005, Ramtron's revenue was $34.4 million, compared with $39.5 million for 2004. The year-over-year revenue decline was due to an anticipated $12.1 million decline in ENEL product revenue, which was partially offset by growth of $7.5 million in non-ENEL, or core FRAM, product revenue. ENEL (Ente Nazionale per l'Energia Elettrica SpA,
NYSE: EN) is a leading utility company in Italy and has been a significant Ramtron customer for FRAM products since 2002.

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"Our core FRAM product business set quarterly sales records every quarter this year, leading to 37% growth for full-year 2005," commented Bill Staunton, Ramtron's CEO. "In 2006, our goal is to grow core FRAM revenue by 30% to 35%, which would result in overall product revenue growth of 15% to 20% for the year despite the continued wind down of revenue in our ENEL program."

Five-year ENEL and Core FRAM revenue history ($ in millions)

                                                                  Compound
                                                                   Annual
                    2001     2002     2003     2004     2005     Growth Rate
                    ----     -----    -----    -----    -----    -----------
Core FRAM           $2.4     $5.9     $9.9     $20.0    $27.5        63%
ENEL                $2.2     $16.3    $15.9    $17.2    $5.2

Fourth-Quarter FRAM Semiconductor Product Highlights:

- Total product revenue was $8.6 million, up 2% from the prior quarter and down 3% from the year-ago quarter

- Core FRAM product sales, which exclude sales to ENEL, increased 7% from the prior quarter and 52% from the year-ago quarter to $7.7 million, or 90% of total FRAM product revenue; core FRAM product sales were $5.0 million, or 57% of total FRAM product revenue, for the fourth quarter of 2004

- Sales to ENEL declined 24% from the prior quarter and 77% from the year-ago quarter to $888,000, or 10% of total FRAM product revenue; ENEL sales were $3.8 million, or 43% of FRAM product revenue, for the fourth quarter of 2004

- Integrated product revenue, which is currently comprised of the company's FRAM-based Processor Companion products, was $1.4 million, up 106% from the prior quarter and 637% from the year ago quarter; integrated product revenue comprised 18% of core FRAM product revenue during the fourth quarter of 2005, compared with 4% for the fourth quarter of 2004

- Gross margin for all FRAM semiconductor products was 49%, compared with 53% for the prior quarter and 55% for the fourth quarter of 2004.

Full-Year 2005 Highlights:

- Twelve-month core FRAM product sales, which exclude sales to ENEL, grew 37% over full-year 2004

- Twelve-month ENEL sales declined 70% from 2004 to $5.2 million, which was the major contributor to an overall 12% decline in total FRAM product sales from 2004

- In 2005, 9% of FRAM product revenue was generated by integrated products, up from 4% percent in 2004

- FRAM gross margin, excluding provision for inventory write-off and warranty charge, decreased 3% from 2004 to 51%, due primarily to lower yields on newly introduced products.

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Staunton noted, "Our integrated product line gained significant traction with a 106% increase over the third quarter of 2005. In response to anticipated demand, we are planning to introduce four new integrated products this year including more processor companions and microcontrollers with integrated FRAM data memory."

Business Outlook

The following statements are based on Ramtron's current expectations. These statements are forward-looking, and actual results may differ materially from those set forth in these statements.

- Revenue for the first quarter ending March 31, 2006 is currently anticipated to be between $8.2 million and $8.7 million

- Gross margin for the first quarter is currently anticipated to be between 48% and 52%; operating expenses are expected to be between $4.8 million and $5.2 million

- Other revenue for the first quarter, including license and development fees, royalties and customer-sponsored research and development, is expected to total approximately $400,000

- For full-year 2006, the company expects to record an EBITDA profit as adjusted for stock option expense, primarily as a result of an anticipated overall product revenue increase of 15% to 20% over 2005. This percentage increase includes the effect of the final wind down of sales to ENEL, which are anticipated to be approximately $1.2 to $2.0 million for 2006, compared with $5.2 million for 2005.

- Revenue projections are based on, among other things, assumptions that FRAM product orders, including the rate of shipments to Ramtron's customers, will conform to management's current expectations. Costs and expenses fluctuate over time, primarily due to intermittent, non-recurring engineering charges for the development of new products.

Conference Call

Ramtron management's teleconference will be webcast live and a replay will be available for seven days.

How to Participate

Ramtron Fourth-Quarter and Full-Year 2005 Results Teleconference
February 16, 2006 at 2:00 p.m. PT / 5:00 p.m. ET

Go to the Investors page of the Ramtron site at www.ramtron.com and click on the teleconference link. From this site, you can listen to the teleconference, assuming that your computer system is configured properly. A telephonic replay will also be available for seven days after the live call at (706) 645-9291, code # 4274870.

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Non-GAAP Financial Measures

In this release, the presentation of EBITDA data is not a measure of operating results or cash flows from operations as defined by generally accepted accounting principles (GAAP), and the company's adjusted EBITDA and adjusted EPS disclosures are not presented in accordance with GAAP and are not intended to be used in lieu of the GAAP presentation of results of operations. EBITDA is earnings from continuing operation before interest, taxes, depreciation and amortization. Adjusted EBITDA is EBITDA excluding special costs related to the retirement of the company's fixed-rate convertible debentures, the acquisition of Goal Semiconductor, and a first-quarter inventory provision. Adjusted EBITDA is presented because management believes it provides additional useful information to investors with respect to the performance of our fundamental business activities. EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure is income from continuing operation and has provided a reconciliation of EBITDA and adjusted EBITDA to income from continuing operation in this press release.

Cautionary Statements

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," and "potential," among others. These statements include statements about Ramtron's expected revenue, gross margin and operating expenses for the first quarter of 2006 and product revenue growth rates for full-year 2006. In addition, the statement regarding the anticipation of new product introductions in 2006 is also forward-looking. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general economic conditions and conditions specific to the semiconductor industry; demand for Ramtron's products; order cancellations or reduced bookings; product mix; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron's ability to secure and maintain an appropriate amount of low-cost foundry production capacity from its sole foundry source in a timely manner; our foundry partner's timely ability to successfully manufacture products for Ramtron; our foundry partner's ability to supply increased orders for FRAM products in a timely manner using Ramtron's proprietary technology; any disruptions of Ramtron's foundry or test and assembly contractor relationships; the ability to continue effective cost reductions; currency fluctuations; unexpected design and manufacturing difficulties; the timely development and introduction of new products and processes; and the risk factors listed from time to time in Ramtron's reports filed with the SEC. Copies of Ramtron's Forms 10-K, 10-Q, and 8-K, and any other documents are available at no charge at the SEC's website (www.sec.gov), from commercial document retrieval services, or from the company.

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All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change. Ramtron intends to continue its policy of not updating forward-looking statements other than in publicly available documents, even if experience or future changes show that anticipated results or events will not be realized.

The financial information in this press release and the attached financial statements has been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements.

About Ramtron

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets worldwide. For more information, visit www.ramtron.com.

                      (financial statements attached)

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            FOURTH-QUARTER AND FULL-YEAR 2005 FINANCIAL HIGHLIGHTS
                     CONSOLIDATED STATEMENTS OF OPERATIONS
          (Amounts in thousands, except per-share amounts) (unaudited)

                                    Three Months Ended        Year Ended
                                    ------------------    ------------------
                                    Dec.31,   Dec. 31,    Dec. 31,  Dec. 31,
                                      2005      2004        2005      2004
                                    --------  --------    --------  --------
Revenue:
   Product sales                    $ 8,577   $ 8,826     $32,664   $37,231
   License and development fees         179       179         716       717
   Royalties                            175       183         762       765
   Customer-sponsored research
      and development                    --       230         250       781
                                    --------  --------    --------  --------
                                      8,931     9,418      34,392    39,494
                                    --------  --------    --------  --------
Costs and expenses:
   Cost of product sales              4,374     3,997      15,999    17,078
   Provision for inventory write-
      off and warranty charge            19       (29)        876       121
   Research and development           2,255     1,615       7,294     6,209
   Customer-sponsored research
      and development                    --       212         321       797
   General and administrative         1,201     1,546       4,415     5,100
   Sales and Marketing                1,241     1,537       4,872     5,394
   Write-off of in-process research
      and development                    --        --       1,067        --
   Write down of debt discount and
      loss on extinguishment             --        --       1,624        --
                                    --------  --------    --------  --------
                                      9,090     8,878      36,468    34,699
                                    --------  --------    --------  --------
Operating income (loss) from
   continuing operation                (159)      540      (2,076)    4,795
Interest expense, related party          --       (81)       (162)     (410)
Interest expense, other                (113)     (226)       (592)     (899)
Other income, net                       298        18         345        45
                                    --------  --------    --------  --------
Income (loss) from continuing
   operation before income
   tax provision                         26       251      (2,485)    3,531
Income tax provision                     --       (19)         --       (74)
                                    --------  --------    --------  --------
Income (loss) from continuing
   operation                             26       232      (2,485)    3,457
Income (loss) from discontinued
   operations                           100       105      (3,849)      145
                                    --------  --------    --------  --------

Net income (loss)                   $   126   $   337     $(6,334)  $ 3,602
                                    ========  ========    ========  ========

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Net income (loss) per common share:
   Basic:
      Income (loss) from continuing
         operation                  $  0.00   $  0.01     $ (0.11)  $  0.15
      Loss from discontinued
         operations                    0.00      0.00       (0.16)     0.01
                                    --------  --------    --------  --------
      Total                         $  0.00   $  0.01     $ (0.27)  $  0.16
                                    ========  ========    ========  ========
   Diluted:
      Income (loss) from continuing
         operation                  $  0.00   $  0.01     $ (0.11)  $  0.14
      Loss from discontinued
         operations                    0.00      0.00       (0.16)     0.01
                                    --------  --------    --------  --------
      Total                         $  0.00   $  0.01     $ (0.27)  $  0.15
                                    ========  ========    ========  ========
Weighted average common shares
   outstanding
   Basic                             24,388    22,306      23,089    22,238
                                    ========  ========    ========  ========
   Diluted                           24,879    23,517      23,089    23,528
                                    ========  ========    ========  ========

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                           RAMTRON INTERNATIONAL CORPORATION
                       YEAR-END 2005 AND 2004 FINANCIAL HIGHLIGHTS
                             CONSOLIDATED BALANCE SHEETS
                         (Amounts in thousands) (unaudited)

                                                December 31,     December 31,
                                                    2005             2004
                                                ------------     ------------
ASSETS
Current assets:
   Cash and cash equivalents                        $ 3,345        $ 6,384
   Accounts receivable, net                           6,391          7,061
   Inventories                                        7,118          4,580
   Other current assets                                 857            434
   Assets of discontinued operations                     --          6,421
                                                    -------        -------
Total current assets                                 17,711         24,880

Property, plant and equipment, net                    4,732          3,970
Goodwill, net                                         2,008            585
Intangible assets, net                                8,310          3,792
Other assets                                            212            426
                                                    -------        -------
Total assets                                        $32,973        $33,653
                                                    =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                   3,841          2,915
   Accrued liabilities                                1,084          2,662
   Deferred revenue                                   1,142          1,350
   Current portion of long-term debt                  1,354            250
   Liabilities of discontinued operations                --          1,384
                                                    -------        -------
Total current liabilities                             7,421          8,561

Long-term deferred revenue                            3,764          4,986
Long-term debt                                        7,137          4,914
                                                    -------        -------
Total liabilities                                    18,322         18,461

Stockholders' equity                                 14,651         15,192
                                                    -------        -------
                                                    $32,973        $33,653
                                                    =======        =======

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             RECONCILIATION OF FULL-YEAR 2005 GAAP NET INCOME (LOSS) TO
                              EBITDA AND ADJUSTED EBITDA

                   As reported
                   income (loss)                                      EBITDA
                     adjusted   Debenture     Goal    1Q05 inventory    as
                    to EBITDA    payoff   acquisition   provision    adjusted
                   ------------ --------- ----------- -------------- --------

Total revenue:        $34,392                                        $34,392
                      ========                                       ========

Costs and expenses    $36,468                                        $36,468
  Provision for
   inventory write-
   off and warranty
   charge                            --          --         (872)       (872)
  Write-off of
   in-process research
   and development                   --      (1,067)          --      (1,067)
  Interest penalty,
   debt discount
   and loss                      (1,624)         --           --      (1,624)
                      --------  --------    --------     --------    --------
                      $36,468   $(1,624)    $(1,067)     $  (872)    $32,905
                      ========  ========    ========     ========    ========
Operating income (loss)
 from continuing
 operation            $(2,076)  $ 1,624     $ 1,067      $   872     $ 1,487
Interest expense         (754)       --          --           --        (754)
Other income, net         345        --          --           --         345
                      --------  --------    --------     --------    --------
Income (loss) from
 continuing operation $(2,485)  $ 1,624     $ 1,067      $   872     $ 1,078
                      ========  ========    ========     ========    ========
Interest                  754                                            754
Depreciation and
 amortization           1,458                                          1,458
Write-off of
 in-process
 research and
 development            1,067                                             --
                      --------                                       --------
EBITDA                $   794                     Adjusted EBITDA    $ 3,290
                      ========                                       ========

* Income (loss) from continuing operation

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